Exhibit 3.1

ARTICLES OF INCORPORATION

OF

ODNB FINANCIAL CORPORATION

I. NAME

The name of the corporation is ODNB Financial Corporation (the “Corporation”).

II. PRINCIPAL OFFICE

The principal office the Corporation shall be located in the community of Tysons Corner in the County of Fairfax, Commonwealth of Virginia. The general business of the Corporation shall be conducted at its main office.

III. PURPOSE

The purpose for which the Corporation is formed is to act as a holding company and to transact any or all lawful business not required to be stated in the Articles of Incorporation for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (Va. Code § 13.1-601, et seq.).

IV. CAPITAL STOCK

The authorized amount of capital stock of this Corporation shall be 21,000,000, of which

20,000,000 shares shall be shares of common stock, par value $0.25 per share (“Common Stock”), and 1,000,000 shares shall be shares of preferred stock, par value $5.00 per share (“Preferred Stock”).

A.	Common Stock.

1.	Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote at any meeting of shareholders.

2.	The shares of Common Stock shall be subject to the following rights:

a.	Holders of shares of Common Stock will be entitled to receive dividends when and as declared from time to time by the Board of Directors out of funds legally available therefore.

b.	Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to share ratably, after satisfaction in full of all liabilities, in all remaining assets of the Corporation available for distribution.

c.	There are no preemptive rights to purchase additional shares of any class of the Corporation’s capital stock. Holders of Common Stock will have no conversion or redemption rights. The shares of Common Stock will be when issued, fully paid and non-assessable.

B.	Preferred Stock.

The Board of Directors may, in its sole discretion and without further action by the shareholders, from time to time, direct the issuance of Preferred Stock, in one or more series, for any proper corporate purpose with those preferences, voting powers, conversion rights, qualifications, special or relative rights and privileges as the Board of Directors may determine. The shares of any Preferred Stock shall be subject to the immediately foregoing rights, provided that no such terms shall provide for payment, upon liquidation, of any premium over and above the par value plus any accumulated dividends on such Preferred Stock.

C.	Preemptive Rights.

No holder of shares of the capital stock of any class of the Corporation shall have any preemptive or preferential right of subscription to any shares of any class of stock of the Corporation, whether now or hereafter authorized, or to any obligations convertible into stock of the Corporation, issued, or sold, nor any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion may from time to time determine and at such price as the Board of Directors may from time to time fix. Preemptive rights also must be approved by a vote of holders of two-thirds of the Corporation’s outstanding voting shares.

D.	Required Vote; Other.

1.	Unless otherwise specified in the Articles of Incorporation or required by law, shareholders owning a majority voting interest in the outstanding voting stock must approve all matters requiring shareholder action, including amendments to the Articles of Incorporation and each shareholder shall be entitled to one vote per share.

2.	Shareholders shall not be permitted to cumulate their votes in the election of directors.

3.	Shares of one class or series may be issued as a dividend for shares of the same class or series on a pro rata basis and without consideration. Shares of one class or series may be issued as share dividends for a different class or series of stock if approved by a majority of the votes entitled to be cast by the class or series to be issued, unless there are no outstanding shares of the class or series to be issued. Unless otherwise provided by the Board of Directors, the record date for determining shareholders entitled to a share dividend shall be the date authorized by the Board of Directors for the share dividend.

4.	If a shareholder is entitled to fractional shares pursuant to preemptive rights, a stock dividend, consolidation or merger, reverse stock split or otherwise, the Corporation may: (a) issue fractional shares; (b) in lieu of the issuance of fractional shares, issue script, or warrants entitling the holder to receive a full share upon surrendering enough script or warrants to equal a full share; (c) if there is an established and active market in the Corporation’s stock, make reasonable arrangements to allow the shareholder to receive a fair price through sale of the fraction, or purchase of the additional fraction required for a full share; (d) remit the cash equivalent of the fraction to the shareholder; or (e) sell full shares representing all fractions at public auction or to the highest bidder after having solicited and received sealed bids from at least three licensed stock brokers; and distribute the proceeds pro rata to shareholders who otherwise would be entitled to the fractional shares. The holder of a fractional share is entitled to exercise the rights of shareholders, including the right to vote, to receive dividends, and to participate in the assets of the Corporation upon liquidation, in proportion to the fractional interest. The holder of script or warrants is not entitled to any of these rights, unless the script or warrants explicitly provide for such rights. The script or warrants may be subject to additional conditions, including but not limited to that (i) the script or warrants will become void if not exchanged for full shares before a specified date and (ii) the shares for which the script or warrants are exchangeable may be sold at the option of the Corporation and the proceeds paid to scriptholders.

5.	The Corporation, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of the shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the Corporation without the approval of shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

V. PERIOD OF DURATION

The period of duration of this Corporation shall be unlimited.

VI. DIRECTORS

A.	Powers of the Board.

The Board of Directors shall have the power to:

1.	Define the duties of the officers, employees, and agents of the Corporation.

2.	Delegate the performance of its duties, but not the responsibility for its duties, to the officers, employees, and agents of the Corporation.

3.	Fix the compensation and enter into employment contracts with its officers and employees upon reasonable terms and conditions consistent with applicable law.

4.	Dismiss officers and employees.

5.	Require bonds from officers and employees and to fix the penalty thereof.

6.	Ratify written policies authorized by the Corporation’s management or committees of the board.

7.	Regulate the manner in which any increase or decrease of the capital of the Corporation shall be made, provided that nothing herein shall restrict the power of shareholders to increase or decrease the capital of the Corporation according to law, and nothing shall raise or lower from two-thirds the percentage required for shareholder approval to increase or reduce the capital.

8.	Manage and administer the business and affairs of the Corporation.

9.	Adopt initial Bylaws for managing the business and regulating the affairs of the Corporation that are not inconsistent with law or the Articles of Incorporation.

10.	Amend or repeal the Bylaws, except to the extent that the articles of Incorporation reserve this power in whole or in part to shareholders.

11.	Make contracts.

12.	Generally perform all acts that are legal for a Board of Directors to perform.

B.	Number of Directors; Term.

1.	The Board of Directors of this Corporation shall consist of not less than five nor more than twenty-five persons. The exact number is to be fixed and determined from time to time by resolution of a majority of the full Board of Directors or by resolution of a majority of the shareholders at any annual or special meeting thereof. Directors shall be elected for terms of one year and until their successors are elected and qualified. The Board of Directors may not increase the number of directors between meetings of shareholders to a number which:

i.	exceeds by more than two the number of directors last elected by shareholders when the number was 15 or less; or

ii.	exceeds by more than four the number of directors last elected by shareholders where the number was 16 or more, but in no event shall the number of directors exceed 25.

2.	Terms of directors, including terms of directors selected to fill vacancies, shall expire at the next regular meeting of shareholders at which directors are elected, unless they resign, are removed from office, or the terms of the directors are staggered. If directors’ terms are staggered, a director’s term shall expire at the third annual shareholders’ meeting after that director’s election, unless the director resigns or is removed from office. Despite the expiration of a director’s term, the director shall continue to serve until his or her successor is elected and qualifies or until there is a decrease in the number of directors and his or her position is eliminated.

3.	Honorary or advisory members of the Board of Directors, without voting power or power of final decision in matters concerning the business of the Corporation, may be appointed by resolution of a majority of the full Board of Directors, or by resolution of shareholders at any annual or special meeting. Honorary or advisory directors shall not be counted to determine the number of directors of the Corporation or the presence of a quorum for any board action, and shall not be required to own qualifying shares.

C.	Resignation of Directors; Removal of Directors.

1.	A director may resign at any time by delivering written notice to the Board of Directors, its chairperson, or to the Corporation, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

2.	A director may be removed by the vote of holders of at least two-thirds of each class of the outstanding voting stock entitled to vote, at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause.

D.	Vacancies.

Any vacancy in the Board of Directors may be filled by action of a majority of the remaining directors between meetings of shareholders.

E.	Ownership.

Each director shall own Common Stock or Preferred Stock of the Corporation or of the national bank owned by the Corporation, with either an aggregate par, fair market, or equity value of $1,000. Determination of these values may be based as of either (i) the date of purchase, or (ii) the date the person became a director, whichever value is greater. Any combination of Common Stock or Preferred Stock of the Corporation or of the national bank owned by the Corporation may be used.

VII. INDEMNIFICATION AND ELIMINATION OF LIABILITY

A.	Indemnification.

The Corporation shall make or agree to make indemnification payments to an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), for an administrative proceeding or civil action initiated by any federal banking agency, that are reasonable and consistent with the requirements of 12 U.S.C. § 1828(k) and the implementing regulations thereunder.

The Corporation shall indemnify an institution-affiliated party, as defined at 12 U.S.C. § 1813(u), for damages and expenses, including the advancement of expenses and legal fees, in cases involving an administrative proceeding or civil action not initiated by a federal banking agency, in accordance with the Virginia Stock Corporation Act, as amended (Va. Code § 13.1-601, et seq.).

B.	Elimination of Liability.

To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers of the Corporation, a director or officer shall not be personally liable to the Corporation or its shareholders for monetary damages.

C.	Insurance.

The Corporation is authorized to purchase and maintain insurance on behalf of such institution-affiliated parties in connection with the foregoing indemnities and limitations of liability.

VIII. REGISTERED OFFICE AND AGENT

The initial registered office of the Corporation is 8607 Westwood Center Drive, Suite 400, Tysons Corner, Virginia 22182, in the County of Fairfax, Virginia, and the initial registered agent is Mark Merrill, who is a resident of Virginia and a director of the Corporation, and whose business address is the same as the address of the Corporation’s initial registered office.

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IN WITNESS WHEREOF, the undersigned Incorporator has executed these Articles of Incorporation as of the date set forth below.

DATE: June 15, 2022

/s/ Gregory F. Parisi, Esq.
Gregory F. Parisi, Esq.
Incorporator

[Signature Page to Articles of Incorporation of ODNB Financial Corporation]